Exhibit 3.34

Execution Copy

LIMITED LIABILITY COMPANY AGREEMENT

OF

WALTER ENERGY HOLDINGS, LLC

THE UNDERSIGNED is executing this Limited Liability Company Agreement (the “Agreement”) as of March 28, 2011 for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”), and does hereby agree as follows:

1.                        Name. The name of the Company shall be Walter Energy Holdings, LLC, or such other name as a Manager may from time to time hereafter designate.

2.                        Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

3.                        Purpose. The purpose of the Company shall be (a) to enter into a subscription agreement (the “Subscription Agreement”) with Walter Energy Canada Holdings, Inc. (“Walter Canada”), as of the date hereof, in order to acquire common shares of Walter Canada pursuant to the terms set forth therein, (b) to enter into a capital support agreement (the “Capital Support Agreement”) with Walter Energy, Inc., as of the date hereof, in order to assure that the Company has sufficient capital to fulfill its obligations under the Subscription Agreement and (c) to enter into any and all credit documents set forth in that certain credit agreement, dated as of April 1, 2011, among Walter Energy, Inc., the Canadian borrowers named therein and the lenders named therein, as such credit agreement may be amended, amended and restated, supplemented or otherwise modified. The Company shall have the power to engage in all activities and transactions which a Manager deems necessary or advisable in connection with the foregoing.

4.                        Offices.

(a)         The principal place of business and office of the Company shall initially be located at, and the Company’s business shall be conducted from, such place or such other places as a Manager may designate from time to time.

(b)         The address of the registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. A Manager may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

5.                        Members. The sole member of the Company as of the date hereof is Walter Energy, Inc. (the “Sole Member”), whose business address is 4211 W. Boy Scout Boulevard, Tampa, Florida 33607.

6.                        Term. The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 13 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7.                        Management of the Company. The business and affairs of the Company shall be managed by the Managers. The Managers, and each of them, shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Miles C. Dearden, III, Michael Hurley and Catherine C. Bona shall be and are hereby associated as the Managers; provided that such Managers shall not be members of the Company and shall have no liability in respect thereof. The Sole Member shall have the right at any time and from time to time to remove any Manager and appoint new Managers. The Sole Member or any Manager, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Member or any Manager shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

8.                        Officers. The Company may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business, including employees and agents who may be designated as officers with titles, including, but not limited to, “senior managing director”, “managing director”, “president”, “vice president”, “principal”, “treasurer”, “secretary”, “assistant treasurer”, “assistant secretary”, “director” and “manager”, as and to the extent authorized by the Managers and with such powers as authorized by the Managers. The initial offices of the Company and the initial officers of the Company serving in such offices are set forth on Schedule A hereto.

9.                        Capital Contributions. The Sole Member shall make capital contributions to the Company in such amounts and at such times as it determines in its sole and absolute discretion are necessary in furtherance of the Company’s purposes.

10.                 Limited Liability Company Interests. The Company’s limited liability company interests shall be designated as common shares (the “Shares”). The Company may issue Shares in respect of capital contributions made by the Sole Member, in such amount as a Sole Member shall determine. Pursuant to the terms of the Capital Support Agreement, the Company shall issue Shares to the Sole Member in an amount required by such agreement on the Issuance Date (as defined therein).

11.                 Resignation. The Sole Member shall not resign from the Company except upon the transfer of all of its interest in the Company or the concurrent dissolution of the Company.

12.                 Distributions. The Sole Member may receive distributions in cash or in kind in such amounts and at such times as the Sole Member shall determine, subject to the requirements of Section 18-607 of the Act and other applicable law.

13.                 Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

(i)             occurrence of an event with respect to the Sole Member causing a dissolution of the Company under Section 18-801 of the Act; or

(ii)          the resignation of the Sole Member pursuant to Section 11 of this Agreement.

14.                 Amendments. This Agreement may be amended only upon the written consent of the Sole Member.

15.                 Miscellaneous. The Sole Member shall have no liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act, the Capital Support Agreement or the guarantee made by the Sole Member in favor of Walter Canada as of the date hereof. This Agreement shall be governed by, and construed under, the laws of the State of Delaware without regard to principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

WALTER ENERGY, INC., Sole Member

/s/ Catherine C. Bona
Name:	Catherine C. Bona
Title:	Vice President, interim General
Counsel and Secretary Authorized Person

SCHEDULE A

A.                                    Initial Offices

c/o Walter Energy, Inc.

4211 W. Boy Scout Boulevard

Tampa, Florida 33607

B.                                    Initial Officers

Miles C. Dearden, III	President and Treasurer
Michael Hurley	Vice President, Tax
Catherine C. Bona	Secretary